Exhibit 10.4
Amendment No. 1 to
Appendix A to Employment Agreement
Between Stewart Enterprises, Inc.
and
Randall L. Stricklin
Base Salary, Bonus Compensation and Benefits
1.	Effective July 14, 2005, Employee’s title(s) shall be Senior Vice President and President - Corporate Development. Effective August 1, 2005, Employee’s Base Salary shall be $300,000, and Employee’s principal work location shall be the New Orleans, Louisiana metropolitan area.

2.	Paragraph 2 of Appendix A is unaffected by this amendment and remains in full force and effect.

3.	For Fiscal Year 2006, the Employee shall be eligible to receive a maximum Bonus of up to $150,000 based on such performance criteria as the Compensation Committee shall deem appropriate in its discretion.

Agreed to and accepted: STEWART ENTERPRISES, INC.
Date: October 11, 2005	By:	/s/JAMES W. MCFARLAND
James W. McFarland
Compensation Committee Chairman

EMPLOYEE
Date: October 11, 2005	/s/RANDALL L. STRICKLIN
Randall L. Stricklin

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